As filed with the Securities and Exchange Commission on November 9, 2005
Registration Statement No. 333-121308

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 9
REGISTRATION STATEMENT

Under the
Securities Act of 1933

THE AMACORE GROUP, INC.
(formerly Eye Care International, Inc.)
(Name of Small Business Issuer in its Charter)

Delaware	7389	59-3206480
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Class Code)	(I.R.S. Employer Identification No.)

1511 North Westshore Boulevard, Suite 925 Tampa, Florida 33607 (813)289-5552
(Address and telephone number of principal executive offices and principal place of business)

Clark A. Marcus President and Chief Executive Officer 1511 North Westshore Boulevard, Suite 925 Tampa, Florida 33607 Tel:(813) 289-5552 Fax:(813) 289-5553
(Name, address, and telephone number of agent for service)

Copy to:

David J. Levenson, Esq.
7947 Turncrest Drive
Potomac, MD 20854
Tel: (301)299-8092
Fax: (301)299-8093

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A common stock, $0.001 par value	15,541,296	$1.01	$15,696,708	$1,848
Class A common stock, $0.001 par value (2)	1,720,000	1.01	1,737,200	204
Class A common stock, $0.001 par value (3)	236,344	1.01	238,707	28
Class A common stock, $0.001 par value (4)	320,000	1.01	323,200	38
Class A common stock, $0.001 par value (5)	400,000	1.01	404,000	48
Class A common stock, Par value $0.001 (6)	807,142	0.55	443,928	52
Class A common stock, Par value $0.001 (7)	7,163,636	0.16	1,146,185	134
Class A common stock, Par value $0.001 (8)	2,350,000	0.16	376,000	44
Class A common stock Par value $0.001 (9)	1,439,596	0.16	230,335	27
Class A common stock Par value $0.001 (9)	5,896,976	0.10	589,698	69
Total	35,875,010		$21,185,961	$2,492

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Represents the closing bid prices for the common stock of $1.01, $0.55,  and $0.16 and $0.10, as reported on the OTC Bulletin Board on December 10, 2004, February 7, 2005, June 24, 2005 and November 1, 2005 respectively.

(2)	Represents shares underlying Series C convertible preferred stock.

(3)	Represents shares underlying convertible debentures.

(4)	Represents shares underlying options.

(5)	Represents shares underlying warrants.

(6)	Represents additional shares being offered.

(7)	Represents additional shares primarily for convertible debentures in accordance with the debenture agreement.

(8)	Represents additional shares underlying warrants.

(9)	Represents additional shares being offered

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.